Exhibit 99.1

NEWS RELEASE

Media Contact: Michele Long Phone (610) 251-1000 mmlong@triumphgroup.com	Investor Relations Contact: Thomas A. Quigley, III Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH GROUP REPORTS FIRST QUARTER FISCAL 2021 RESULTS

Provides Full Year Fiscal 2021 Net Sales Guidance

BERWYN, Pa. – August 4, 2020 – Triumph Group, Inc. (NYSE: TGI) (“Triumph” or the “Company”) today reported financial results for its first quarter of fiscal year 2021, which ended June 30, 2020.

First Quarter Fiscal 2021

•	Net sales of $495.1 million
•	Operating loss of $252.4 million with operating margin of (51.0%) and included an impairment charge of $252.4 million; adjusted operating income of $15.4 million with adjusted operating margin of 3.1%
•	Net loss of $277.3 million, or ($5.35) per share; adjusted net loss of $9.5 million, or ($0.19) per share
•	Cash flow used in operations of ($197.5) million, and free cash use of ($205.2) million

Full-Year Fiscal 2021 Net Sales Guidance

•	Net sales between $1.8 - $1.9 billion

“For the first quarter of our fiscal year, organic revenue decreased by 29% due primarily to expected declines in Aerospace Structures associated with planned reductions from our portfolio transformation and the COVID-19 pandemic.  Systems & Support gross margins were in line with the prior year, benefitting from increased military volumes, improved operational efficiencies and cost reduction initiatives,” stated Daniel J. Crowley, Triumph’s president and chief executive officer.  We continued executing our plan to exit legacy programs in Aerospace Structures with the recent announcements of the sales of our G650 wing kitting and engineering services program to Gulfstream and of our two Composite structures factories to Arlington Capital Partners. These transactions will benefit Triumph in fiscal 2021 and beyond.”

Mr. Crowley continued, “Our total cash usage for the first quarter was largely associated with working capital expansion, yet contained by the actions we implemented early in the quarter to conserve cash.  We expect our cash use to slow in the second quarter and recover in the second half as we exit the last of our cash burning programs and begin to generate positive free cash flow. We are continuing to identify further cost reduction actions to enhance our liquidity position and ensure financial flexibility in the current operating environment while supporting the needs of our customers.”

Mr. Crowley concluded, “The steps we took this quarter build on our momentum and drive improved profitability and cash flow to become a more predictable and diverse business.  As we look out to the rest of the year, Triumph remains focused on protecting the health and safety of our people, conserving our cash and partnering with our customers to ensure we are best positioned for recovery for the benefit of all our stakeholders.”

First Quarter Fiscal Year 2021 Overview

After accounting for the impact of the divestitures, sales for the first quarter of fiscal 2021 were down 29% organically from the comparable prior year period.  The decline was driven by planned reductions on sunsetting and transitioned programs, impacts of the COVID-19 pandemic and resulting production rate decreases primarily on commercial programs, partially offset by increases in military programs.

First quarter operating loss of $252.4 million included a $252.4 million impairment charge of the legacy Aerospace Structures long-lived assets, and $15.4 million of restructuring costs associated with reductions in work force.  Net loss for the first quarter of fiscal year 2021 was $277.3 million, or ($5.35) per share.  On an adjusted basis, net loss was $9.5 million, or $(0.19) per share.

Triumph’s results included the following:

($ millions except EPS)	Pre-tax	After-tax	EPS
Loss from Continuing Operations - GAAP	$(276.5)	$(277.3)	$(5.35)
Impairment of long-lived assets	252.4	252.4	4.87
Restructuring costs (cash)	15.4	15.4	0.30
Adjusted Loss from Continuing Operations - non-GAAP *	$(8.6)	$(9.5)	$(0.19)

* Differences due to rounding

The number of shares used in computing earnings per share for the first quarter of 2021 was 51.9 million.

Backlog, which represents the next 24 months of actual purchase orders with firm delivery dates or contract requirements, was $2.7 billion, down compared to the prior year period and on a sequential basis due to sunsetting programs and recent production rate reductions, but partially offset by military program increases in Systems & Support.

For the first quarter of fiscal 2021, cash flow used in operations was $(197.5) million, reflecting increasing working capital and liquidation of approximately $10.0 million in prior period advances against current period deliveries.

Outlook

Based on anticipated aircraft production rates and MRO demand, including the impacts of pending program exits and no additional extended shut-down of operations due to the pandemic, the Company expects that net sales for fiscal year 2021 will be approximately $1.8 to $1.9 billion.

The Company anticipates that the trends in cash used in operations that were experienced in the first quarter of fiscal 2021 to continue, but to a lesser degree in the second quarter, and expects it to recover somewhat in the second half of the fiscal year.  Therefore, the Company expects cash used in operations and free cash use to be moderately higher for the full fiscal year.

The Company’s outlook excludes the impact of the recent announcements of the sales of our G650 program and our Composite Structures factories and any potential future divestitures.

Conference Call

Triumph will hold a conference call today, August 4th, at 5:30 p.m. (ET) to discuss the first quarter of fiscal year 2021 results. The conference call will be available live and archived on the Company’s website at http://www.triumphgroup.com.  A slide presentation will be included with the audio portion of the webcast, and the presentation has been posted on the Company’s website at http://ir.triumphgroup.com/QuarterlyResults. An audio replay will be available from August 4th to August 11th by calling (855) 859-2056 (Domestic) or (404) 537-3406 (International), passcode #8498495.

About Triumph

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems, components and structures. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about Triumph can be found on the Company’s website at www.triumphgroup.com.

Forward Looking Statements

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about financial and operational performance, revenues, earnings per share, cash flow or use, cost savings and operational efficiencies and organizational restructurings.  All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

Widespread health developments, including the recent global coronavirus (COVID-19), and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities) could adversely and materially affect, among other things, the economic and financial markets and labor resources of the countries in which we operate, our manufacturing and supply chain operations, commercial operations and sales force, administrative personnel, third-party service providers, business partners and customers and the demand for our products, which could result in a material adverse effect on our business, financial conditions and results of operations.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended
	June 30,
CONDENSED STATEMENTS OF OPERATIONS	2020	2019
Net sales	$495,077	$730,231
Cost of sales (excluding depreciation shown below)	393,843	582,233
Selling, general & administrative	57,203	62,337
Depreciation & amortization	28,602	44,050
Impairment of long-lived assets	252,382	—
Restructuring costs	15,439	2,964
Loss on sale of assets and businesses, net	—	3,136
Operating (loss) income	(252,392)	35,511
Interest expense and other, net	34,957	27,491
Non-service defined benefit income	(10,888)	(14,875)
Income tax expense	853	4,807
Net (loss) Income	$(277,314)	$18,088
(Loss) earnings per share - basic:
Net (loss) income	$(5.35)	$0.36
Weighted average common shares outstanding - basic	51,860	49,854
(Loss) earnings per share - diluted:
Net (loss) income	$(5.35)	$0.36
Weighted average common shares outstanding - diluted	51,860	50,295
Dividends declared and paid per common share	$—	$0.04

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except share data)

BALANCE SHEETS	Unaudited June 30, 2020	Audited March 31, 2020
Assets
Cash and cash equivalents	$30,909	$485,463
Accounts receivable, net	256,848	359,487
Contract assets	203,984	244,417
Inventory, net	467,105	452,976
Assets held for sale	195,073	—
Prepaid and other current assets	18,708	19,289
Current assets	1,172,627	1,561,632
Property and equipment, net	370,820	418,141
Goodwill	513,392	513,527
Intangible assets, net	120,928	381,968
Other, net	88,553	105,065
Total assets	$2,266,320	$2,980,333
Liabilities & Stockholders' Deficit
Current portion of long-term debt	$7,555	$7,336
Accounts payable	299,269	457,694
Contract liabilities	199,463	295,320
Accrued expenses	199,267	227,403
Liabilities related to assets held for sale	83,806	—
Current liabilities	789,360	987,753
Long-term debt, less current portion	1,557,066	1,800,171
Accrued pension and post-retirement benefits, noncurrent	643,256	660,065
Deferred income taxes, noncurrent	7,487	7,439
Other noncurrent liabilities	316,532	306,169
Stockholders' Deficit:
Common stock, $.001 par value, 100,000,000 shares authorized, 52,460,920 and 52,460,920 shares issued	52	52
Capital in excess of par value	796,186	804,830
Treasury stock, at cost, 458,710 and 602,831 shares	(25,188)	(36,217)
Accumulated other comprehensive loss	(710,616)	(719,428)
Accumulated deficit	(1,107,815)	(830,501)
Total stockholders' deficit	(1,047,381)	(781,264)
Total liabilities and stockholders' deficit	$2,266,320	$2,980,333

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except share data)

	Three Months Ended June 30,
CASH FLOWS	2020	2019
Operating Activities
Net (loss) income	$(277,314)	$18,088
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation & amortization	28,602	44,050
Impairment of long-lived assets	252,382	—
Amortization of acquired contract liabilities	(10,987)	(16,939)
Loss on sale of assets & businesses, net	—	3,136
Other amortization included in interest expense	2,191	1,958
Provision for credit losses	3,280	671
Provision for deferred income taxes	—	3,307
Employee stock-based compensation	2,786	2,426
Changes in assets and liabilities, excluding the effects of acquisitions/divestitures:
Trade and other receivables	86,004	41,247
Contract assets	(63,391)	2,767
Inventories	(33,330)	(56,623)
Prepaid expenses and other current assets	549	12,721
Accounts payable, accrued expenses, and contract liabilities	(184,114)	(35,426)
Accrued pension and other postretirement benefits	(3,526)	(15,792)
Other	(665)	(573)
Net cash (used in) provided by operating activities	(197,533)	5,018
Investing Activities
Capital expenditures	(7,723)	(8,090)
Proceeds from (payments on) sale of assets and businesses	792	(2,570)
Net cash used in investing activities	(6,931)	(10,660)
Financing Activities
Net decrease in revolving credit facility	(225,000)	(30,000)
Proceeds from issuance of long-term debt and finance leases	6,300	5,600
Repayment of debt and finance lease obligations	(27,468)	(30,572)
Payment of deferred financing costs	(4,277)	(104)
Dividends paid	—	(1,998)
Repurchase of restricted shares for minimum tax obligation	(474)	(1,043)
Net cash used in financing activities	(250,919)	(58,117)
Effect of exchange rate changes on cash	829	(121)
Net change in cash	(454,554)	(63,880)
Cash and equivalents at beginning of period	485,463	92,807
Cash and equivalents at end of period	$30,909	$28,927

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

	Three Months Ended
	June 30,
SEGMENT DATA	2020	2019
Net sales:
Systems & Support	$239,887	$313,606
Aerospace Structures	257,877	419,178
Elimination of inter-segment sales	(2,687)	(2,553)
	$495,077	$730,231
Operating (loss) income:
Systems & Support	$25,431	$44,048
Aerospace Structures	(256,120)	12,283
Corporate	(18,917)	(18,394)
Share-based compensation expense	(2,786)	(2,426)
	$(252,392)	$35,511
Operating margin %
Systems & Support	10.6%	14.0%
Aerospace Structures	(99.3%)	2.9%
Consolidated	(51.0%)	4.9%

Depreciation and amortization^:
Systems & Support	$8,356	$8,157
Aerospace Structures	271,772	35,059
Corporate	856	834
	$280,984	$44,050
Amortization of acquired contract liabilities:
Systems & Support	$(3,719)	$(8,125)
Aerospace Structures	(7,268)	(8,814)
	$(10,987)	$(16,939)
Capital expenditures:
Systems & Support	$6,283	$3,884
Aerospace Structures	1,029	3,973
Corporate	411	233
	$7,723	$8,090
^ includes long-lived asset impairment charge

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the “SEC”) guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is Adjusted EBITDA and Adjusted EBITDAP, which is our net income before interest, income taxes, amortization of acquired contract liabilities, curtailments, settlements and special termination benefits, legal settlements, depreciation and amortization and Adjusted EBITDA, less pension & other postretirement benefits. We disclose Adjusted EBITDA and Adjusted EBITDAP on a consolidated and Adjusted EBITDAP an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view Adjusted EBITDA and Adjusted EBITDAP as operating performance measure and as such we believe that the GAAP financial measure most directly comparable to it is net income. In calculating Adjusted EBITDA and Adjusted EBITDAP, we exclude from net income the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. Adjusted EBITDA and Adjusted EBITDAP are not measurements of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP.  Investors and potential investors in our securities should not rely on Adjusted EBITDA or Adjusted EBITDAP as substitutes for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of Adjusted EBITDA and Adjusted EBITDAP to net income set forth below, in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our Adjusted EBITDA and Adjusted EBITDAP.

Adjusted EBITDA and Adjusted EBITDAP is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business.  We have spent more than 20 years expanding our product and service capabilities partially through acquisitions of complementary businesses.  Due to the expansion of our operations, which included acquisitions, our net income has included significant charges for depreciation and amortization.  Adjusted EBITDA and Adjusted EBITDAP exclude these charges and provide meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of Adjusted EBITDA and Adjusted EBITDAP helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe Adjusted EBITDA and Adjusted EBITDAP is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on Adjusted EBITDA and Adjusted EBITDAP to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our net income to calculate Adjusted EBITDA and Adjusted EBITDAP and the material limitations associated with using this non-GAAP financial measure as compared to net income:

•

Divestitures may be useful for investors to consider because they reflect gains or losses from sale of operating units.  We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•

Legal settlements may be useful to investors to consider because they reflect gains or losses from disputes with third parties. We do not believe that these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•

Non-service defined benefit income (inclusive of the adoption of ASU 2017-07 and certain pension related transactions such as curtailments, settlements, early retirement or other incentives) may be useful to investors to consider because they represent the cost of post-retirement benefits to plan participants, net of the assumption of returns on the plan's assets and are not indicative of the cash paid for such benefits.  We do not believe these earnings (expenses) necessarily reflect the current and ongoing cash earnings related to our operations.

•

Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through acquisitions. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•

Amortization expenses (including goodwill and intangible asset impairments) may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•

Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•

The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•

Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

The following table shows our Adjusted EBITDA and Adjusted EBITDAP reconciled to our net income for the indicated periods (in thousands):

	Three Months Ended
	June 30,
Adjusted Earnings before Interest, Taxes, Depreciation, Amortization, and Pension (Adjusted EBITDAP):	2020	2019
Net (loss) income	$(277,314)	$18,088
Add-back:
Income tax expense	853	4,807
Interest expense and other, net	34,957	27,491
Loss on sales of assets and businesses, net	—	3,136
Amortization of acquired contract liabilities	(10,987)	(16,939)
Depreciation and amortization^	280,984	44,050
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA")	$28,493	$80,633
Non-service defined benefit income (excluding settlements)	(10,888)	(14,875)
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Pension ("Adjusted EBITDAP")	$17,605	$65,758
Net sales	$495,077	$730,231
Net (loss) income margin	(56.0%)	2.5%
Adjusted EBITDAP margin	3.6%	9.2%
^ includes long-lived asset impairment charge

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended June 30, 2020
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation, Amortization, and Pension (EBITDAP):	Total	Systems & Support	Aerospace Structures	Corporate/ Eliminations*
Net loss	$(277,314)
Add-back:
Non-service defined benefit income	(10,888)
Income tax expense	853
Interest expense and other, net	34,957
Operating income (loss)	$(252,392)	$25,431	$(256,120)	$(21,703)
Amortization of acquired contract liabilities	(10,987)	(3,719)	(7,268)	—
Depreciation and amortization	280,984	8,356	271,772	856
Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization, and Pension ("Adjusted EBITDAP")	$17,605	$30,068	$8,384	$(20,847)
Net sales	$495,077	$239,887	$257,877	$(2,687)
Adjusted EBITDAP margin	3.6%	12.7%	3.3%	n/a

	Three Months Ended June 30, 2019
		Segment Data
Adjusted Earnings before Interest, Taxes, Depreciation, Amortization, and Pension (EBITDAP):	Total	Systems & Support	Aerospace Structures	Corporate/ Eliminations*
Net income	$18,088
Add-back:
Non-service defined benefit income	(14,875)
Income tax expense	4,807
Interest expense and other, net	27,491
Operating (loss) income	$35,511	$44,048	$12,283	$(20,820)
Loss on sales of assets & businesses, net	3,136	—	—	3,136
Amortization of acquired contract liabilities	(16,939)	(8,125)	(8,814)	—
Depreciation and amortization	44,050	8,157	35,059	834
Adjusted Earnings (Losses) before Interest, Taxes, Depreciation and Amortization, and Pension ("Adjusted EBITDAP")	$65,758	$44,080	$38,528	$(16,850)
Net sales	$730,231	$313,606	$419,178	$(2,553)
Adjusted EBITDAP margin	9.2%	14.4%	9.4%	n/a

*Operating loss at Corporate includes share-based compensation expense.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

Non-GAAP Financial Measure Disclosures (continued)

Adjusted income from continuing operations, before income taxes, adjusted income from continuing operations and adjusted income from continuing operations per diluted share, before non-recurring costs have been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP.  The following tables reconcile income from continuing operations before income taxes, income from continuing operations, and income from continuing operations per diluted share, before non-recurring costs.

	Three Months Ended June 30, 2020
	Pre-Tax	After-Tax	EPS
Loss from continuing operations - GAAP	$(276,461)	$(277,314)	$(5.35)
Adjustments:
Impairment of long-lived assets	252,382	252,382	4.87
Restructuring costs	15,439	15,439	0.30
Adjusted loss from continuing operations - non-GAAP*	$(8,640)	$(9,493)	$(0.19)
* Differences due to rounding

	Three Months Ended June 30, 2019
	Pre-Tax	After-Tax	Diluted EPS
Income from continuing operations - GAAP	$22,895	$18,088	$0.36
Adjustments:
Loss on sale of assets and businesses, net	3,136	2,477	0.05
Restructuring costs	2,964	2,342	0.05
Adjusted income from continuing operations - non-GAAP*	$28,995	$22,907	$0.46
* Differences due to rounding

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

Non-GAAP Financial Measure Disclosures (continued)

Adjusted Operating Income is defined as GAAP Operating Income, less expenses/gains associated with the Company's transformation, such as restructuring expenses, gains/losses on divestitures, defined benefit plan gains/losses from curtailments, settlements, etc; impairments of goodwill and other assets. Management believes that this is useful in evaluating operating performance, but this measure should not be used in isolation. The following table reconciles our Operating income to Adjusted Operating income as noted above.

	Three Months Ended June 30,
	2020	2019
Operating (loss) income - GAAP	$(252,392)	$35,511
Adjustments:
Loss on sale of assets and businesses, net	—	3,136
Impairment of long-lived assets	252,382	—
Restructuring costs	15,439	2,964
Adjusted operating income - non-GAAP	$15,429	$41,611
Adjusted operating margin	3.1%	5.7%

Cash provided by operations, is provided for consistency and comparability. We also use free cash flow as a key factor in planning for and consideration of strategic acquisitions and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations to free cash flow.

	Three Months Ended June 30,
	2020	2019
Cash flow provided by (used in) operations	$(197,533)	$5,018
Less:
Capital expenditures	(7,723)	(8,090)
Free cash flow (use)	$(205,256)	$(3,072)